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                                                                    EXHIBIT 10.1
GENENTECH, INC.

LEGAL DEPARTMENT
460 Point San Bruno Boulevard
South San Francisco, CA 94080-4990
(415) 225-1000
Fax: (415) 952-9881 or (415) 952-9882



                                  May 21, 1996



Kenneth J. Woolcott, Esq.
Vice President, General Counsel
& Licensing Executive
IDEC Pharmaceuticals Corporation
11011 Torreyana Road
San Diego, CA  92121

Dear Ken:

                 As you know, Genentech, Inc. and XOMA Corporation executed that certain License Agreement dated as of May 15, 1996 regarding, among other things, U.S. Patent 5,500,362 entitled "Chimeric Antibody with Specificity to Human B Cell Surface Antigen" (the "License Agreement"). For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Genentech and IDEC make the agreements and acknowledgements described in this letter.

                 Under the terms of the Collaboration Agreement dated as of March 16, 1995 between Genentech and IDEC, as amended (the "Collaboration Agreement"), Genentech confirms that, contingent upon fulfillment of the obligations contained in the following paragraph, any Patents licensed to Genentech under the License Agreement shall be considered Genentech Patents which are sublicensed to IDEC pursuant to Section 9.2 of the Collaboration Agreement and pursuant to Genentech's rights and obligations under the License Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Collaboration Agreement.

                 In connection with executing the License Agreement, Genentech paid XOMA $3 million. Notwithstanding any provision in the Collaboration Agreement to the contrary, IDEC shall pay Genentech $350,000 on or prior to May 25, 1996 and Genentech shall receive a credit of $1 million of the amounts paid by Genentech to XOMA to be set off against future royalties otherwise payable by Genentech to IDEC under Section 7.7(a) of the Collaboration Agreement, as reduced by Section 7.7(c) of the Collaboration Agreement.





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Kenneth J. Woolcott, Esq.
May 21, 1996
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                 IDEC and Genentech agree that any costs and expenses incurred by Genentech under the License Agreement, including royalties but excluding the $3 million described above, which are specifically attributable to the Co-Promotion Territory shall be treated as expenses under Exhibit A to the Collaboration Agreement for purposes of determining Operating Profit or Loss. Notwithstanding the penultimate sentence of Section 9.2 of the Collaboration Agreement, Genentech shall pay to XOMA all royalties attributable to the Co-Promotion Territory and all payments so made shall be treated as expenses under Exhibit A to the Collaboration Agreement for purposes of determining Operating Profit or Loss. IDEC and Genentech agree that any costs and expenses incurred by Genentech under the License Agreement, other than the $3 million described above and royalties attributable to Licensed Territory, which are specifically attributable to the Licensed Territory shall be paid by Genentech. Expenses incurred by Genentech under the License Agreement, other than the $3 million described above and royalties, which are not specifically attributable to either the Co-Promotion Territory or the Licensed Territory shall be deemed one-half attributable to the Co-Promotion Territory and one-half attributable to the Licensed Territory and treated as described in the first two sentences of this paragraph. Royalties payable by Genentech under the License Agreement which relate to the Licensed Territory shall be treated as Third Party royalties as described in Section 7.7(c) of the Collaboration Agreement.

                 Genentech agrees that it will not sublicense, without IDEC's prior written consent, any rights under the License Agreement to any third party within the Field (as defined in the Collaboration Agreement) other than IDEC (within the Co-Promotion Territory), Zenyaku Kogyo Co., Ltd. ("Zenyaku") (within Japan), and F. Hoffmann La Roche or any of its affiliates ("Roche") (within the Licensed Territory, other than Japan, and within Canada).

                 In any agreement that Genentech enters into with Roche whereby Genentech sublicenses any of its rights under the terms of the Collaboration Agreement to Roche, Genentech will provide in such agreement that any sublicense from Genentech to Roche under the License Agreement within the Field will terminate if Roche's sublicense from Genentech under the Collaboration Agreement is terminated. In addition, if the Collaboration Agreement is terminated by Genentech pursuant to Section 15.4(a)(ii) or by IDEC pursuant to
Section 15.5 due to Genentech's material breach: (i) Genentech shall grant to IDEC a sublicense under the License Agreement within the Field in all countries in which Genentech has a license under the License Agreement solely for the purpose of developing, manufacturing, having manufactured, using, selling, offering for sale, and importing C2B8 and such additional Licensed Products as the Parties mutually agree to develop in the Co-Promotion Territory, (ii) IDEC will grant a sublicense under the





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Kenneth J. Woolcott, Esq.
May 21, 1996
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sublicense from clause (i) of this sentence within the Field to Roche within the Licensed Territory and Zenyaku within Japan, so long as they are performing their respective obligations regarding the development of C2B8, and (iii) IDEC will reimburse Genentech for all royalties, costs and expenses Genentech incurs under the License Agreement following the date of termination of the Collaboration Agreement.

                 In addition to the foregoing and as required by the License Agreement, IDEC agrees to satisfy the obligations of a sublicensee under the terms of the License Agreement, including without limitation, Section 4.3.

                 Please acknowledge your agreement with the terms of this Letter Agreement by signing below and returning the duplicate copy of this Letter Agreement to me as soon as possible.

                                Very truly yours,


                                /s/ Stephen G. Juelsgaard

                                    Stephen G. Juelsgaard
                                    Vice President and General Counsel



IDEC Pharmaceuticals Corporation
Agreed:


/s/ Kenneth J. Woolcott
- ---------------------------------
Kenneth J. Woolcott
Vice President, General Counsel
& Licensing Executive